Exhibit 99.1


                                                             Investor Inquiries:
                                                             Gregory C. Thompson
                                                             (440) 329-6111

NEWS RELEASE


INVACARE CORPORATION COMPLETES PRIVATE PLACEMENT OF SENIOR UNSECURED NOTES


ELYRIA, Ohio - (May 1, 2006) - Invacare Corporation (NYSE: IVC) today announced that it has entered into a new fixed rate Senior Notes offering for a ten-year term. The Company completed the placement of $150 million aggregate principal amount of its 6.15% senior unsecured notes due April 27, 2016. Net proceeds of the offering were used to reduce debt outstanding under the Company's $500 million revolving credit facility.

Gregory C. Thompson, senior vice president and chief financial officer, stated, "Invacare is pleased to complete this long-term financing arrangement on favorable terms. This new long-term financing increases fixed rate debt to approximately 40% of the total debt outstanding. The strong interest from the purchasers in entering into this agreement reflects Invacare's sound financial condition and market leadership in the industry."

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,100 associates and markets its products in 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "forecast", "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: pricing pressures, the success of the Company's ongoing efforts to reduce costs, increasing raw material costs, the consolidations of health care customers and competitors, government budgetary and reimbursement issues at both the federal and state level (including those that affect the sales of and margins on product, along with the viability of customers), the ongoing implementation of the Company's North American enterprise resource planning system, the ability to develop and sell new products with higher functionality and lower costs, the effect of offering customers competitive financing terms, the ability to successfully identify, acquire and integrate strategic acquisition candidates, the difficulties in managing and operating businesses in many different foreign jurisdictions , the orderly completion of facility consolidations, the vagaries of any litigation or regulatory investigations that the Company may be or become involved in at any time, the difficulties in acquiring and maintaining a proprietary intellectual property ownership position, the overall economic, market and industry growth conditions, foreign currency and interest rate risks, Invacare's ability to improve financing terms and reduce working capital, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update these forward-looking statements or other information contained herein.